Exhibit 8.1

Mayer Brown LLP
1221 Avenue of the Americas
New York, New York 10020-1001
Main Tel (212) 506-2500
Main Fax (212) 262-1910
www.mayerbrown.com
January 28, 2020
ARMOUR Residential REIT, Inc.
3001 Ocean Drive, Suite 201
Vero Beach, Florida 32963
Ladies and Gentlemen:
This opinion is being furnished to you in connection with the offer and sale by ARMOUR Residential REIT, Inc., a Maryland corporation (the “Company”) and the purchase by the underwriters pursuant to the Underwriting Agreement (the “Underwriting Agreement”), dated January 23, 2020, among the Company, ARMOUR Capital Management, LP, a Delaware limited partnership and the external manager of the Company (the “Manager”), and B. Riley FBR, Inc., on behalf of itself and as representative for the several underwriters named therein, of up to 3,450,000 shares of the Company’s 7.00% Series C Cumulative Redeemable Preferred Stock, $0.001 par value per share (the “Preferred Stock”), under the Securities Act of 1933, as amended, and related rules and regulations. The offering of the Preferred Stock is described in the prospectus, dated April 26, 2018, which forms a part of the Registration Statement of the Company on Form S-3 (the “Base Prospectus”), as supplemented by the prospectus supplement, dated January 23, 2020 (the “Prospectus Supplement”), and as supplemented by the updated material U.S. federal income tax disclosure attached to the Company’s Form 8-K filed July 13, 2018 (the “Tax Supplement,” together with the Base Prospectus and the Prospectus Supplement, the “Offering Documents”). Capitalized terms used herein and not otherwise defined have the meanings set forth in the Offering Documents. As special tax counsel to the Company, we have examined and relied upon originals or copies of such agreements, instruments, certificates, records and other documents and have made such examination of law as we have deemed necessary or appropriate for the purpose of this letter, including the following:

1.	Copy of the Articles of Amendment and Restatement of the Company, as amended, in the form filed with the Commission.

2.	Copy of the Amended and Restated Bylaws of the Company in the form filed with the Commission.

3.	A certificate containing certain factual representations and covenants of the Company (the “Officer’s Certificate”) relating to, among other things, the past, current, and

ARMOUR Residential REIT, Inc.
January 28, 2020

proposed operations of the Company and the entities in which it holds a direct or indirect interest.

4.	A copy of the Offering Documents.

5.	Such other documentation or information provided to us by the Company or the Manager, as we have deemed necessary or appropriate as a basis for our opinion set forth herein.
Although we have made such inquiries and performed such investigations as we have deemed necessary for purposes of our opinion, we have not independently verified all of the facts, representations and covenants set forth in the Officer’s Certificate, the Offering Documents or in any other document.
We have assumed and relied on representations of the Manager, that the facts, representations and covenants contained in the Officer’s Certificate, the Offering Documents and other documents are accurate. We have assumed that such factual statements, representations and covenants are true without regard to any qualification as to knowledge or belief.
Our opinion is conditioned on, among other things, the initial and continuing accuracy of the factual information, covenants and representations set forth in the Offering Documents and the Officer’s Certificate and the representations made by representatives of the Company and the Manager, without regard to any qualifications therein. Any change or inaccuracy in the facts referred to, set forth or assumed herein or in the Officer’s Certificate may affect our conclusions set forth herein.
Our opinion is also based on the correctness of the following assumptions: (i) the Company and each of the entities in which the Company holds a direct or indirect interest have been and will continue to be operated in accordance with the laws of the jurisdictions in which they were formed and in the manner described in the relevant organizational documents,
(ii) there will be no changes in the applicable laws of the State of Maryland or of any other jurisdiction under the laws of which any such entity has been formed, and (iii) each of the written agreements to which the Company or any such entity is a party will be implemented, construed and enforced in accordance with its terms.
In rendering our opinion, we have also considered the applicable provisions of the Internal Revenue Code of 1986 (the “Code”), the Treasury Regulations promulgated thereunder, judicial decisions, administrative rulings and other applicable authorities, in each case as in effect on the date hereof. The statutory provisions, regulations, decisions, rulings and other authorities on which this opinion is based are subject to change, and such changes could apply retroactively. A material change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions set forth herein.
In our examination, we have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as certified, conformed, or photostatic copies, and (v) the authenticity of the originals of such copies.

ARMOUR Residential REIT, Inc.
January 28, 2020

This opinion shall not be construed as or deemed to be a guaranty or insuring agreement. Opinions of special tax counsel represent only special tax counsel’s best legal judgment and are not binding on the Internal Revenue Service (“IRS”) or on any court. Accordingly, no assurance can be given that the IRS will not challenge the conclusions of the opinion set forth herein or that such a challenge would not be successful.
Based on and subject to the foregoing, we are of the opinion that:

1.
Commencing with the Company’s taxable year ending on December 31, 2017, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a real estate investment trust (a “REIT”) under the Code, and its current organization and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code.

2.
Although the discussion in the Tax Supplement, as supplemented by the discussion set forth in the Prospectus Supplement under the heading “Supplement to U.S. Federal Income Tax Considerations” does not purport to summarize all possible U.S. federal income tax consequences of the purchase, ownership and disposition of the Preferred Stock, such discussion, though general in nature, constitutes in all material respects a fair and accurate summary of the material U.S. federal income tax consequences of the purchase, ownership, and disposition of the Preferred Stock, subject to the qualifications set forth therein. The U.S. federal income tax consequences of the purchase, ownership and disposition of the Preferred Stock by an investor will depend upon that investor’s particular situation and we express no opinion as to the completeness of the discussion set forth in the Tax Supplement, as supplemented by the discussion set forth in the Prospectus Supplement under the heading “Supplement to U.S. Federal Income Tax Considerations” as applied to any particular investor.

Other than as expressly stated above, we express no opinion on any issue relating to the Company or to any investment therein or under any other law. Furthermore, the Company’s qualification as a REIT will depend upon the Company’s meeting, in its actual operations, the applicable asset composition, source of income, stockholder diversification, distribution and other requirements of the Code and Treasury Regulations necessary for a corporation to qualify as a REIT. We will not review these operations and no assurance can be given that the actual operations of the Company and any applicable affiliates will meet these requirements or the representations made to us with respect thereto.
This opinion has been prepared for you in connection with the Offering Documents. We consent to the filing of this opinion as an exhibit to the Form 8-K to be filed by the Company in connection with the filing of the Prospectus Supplement and incorporated in to the Base Prospectus by reference and to the reference to Mayer Brown LLP under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby

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January 28, 2020

admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.
Very truly yours,
/s/ Mayer Brown LLP